Exhibit (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus for State Street Research Strategic Portfolios: Conservative, State Street Research Strategic
Portfolios: Moderate and State Street Research Strategic Portfolios: Aggressive (each a series of State Street Research Financial Trust). The Prospectus and Statement of Additional Information constitute parts of this Post-Effective Amendment No. 21 to the registration statement (No. 33-10327) on Form N-1A.


/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    November 27, 1998